Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS SECOND QUARTER 2009 RESULTS

BOCA RATON, Fla. – August 5, 2009 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $149.0 million in the second quarter ended June 30, 2009, a 13% decrease from revenue of $171.0 million in the prior year quarter. Net income for the second quarter of 2009 was $2.3 million, or $0.07 per diluted share, a decline of 64% compared to net income of $6.4 million, or $0.21 per diluted share, in the prior year quarter. Cash flow from operations for the second quarter of 2009 was $24.8 million.

For the six months ended June 30, 2009, the Company generated revenue of $324.5 million and net income of $5.3 million, or $0.17 per diluted share. This compares to revenue of $350.2 million and net income of $12.2 million, or $0.39 per diluted share, in the first six months of the prior year. Cash flow from operations for the first six months of 2009 was $50.4 million.

“While the market challenges we face remain significant, and the fall-off in our business activity over the past nine months has been unprecedented, for the first time since the third quarter of 2008 we can see signs that the extreme pressure on our business is easing,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “For example, in our largest business segment, nurse and allied staffing demand has more than doubled from what it was in early June. This uptick has resulted in July bookings for future assignments exceeding the average number of FTEs on assignment during the month – the first month this has occurred since September of 2008. If these recent trends persist, we would expect to see sequential volume growth in the fourth quarter,” said Mr. Boshart.

“At the same time, we are encouraged that in this very weak operating environment, we have sustained margins more successfully than we have in past economic down-turns. As a result of effective margin management, cost controls and a reduction of receivables, our strong cash flow has allowed us to rapidly de-lever our balance sheet. During the second quarter we reduced our debt outstanding by $24.4 million while also making earn-out payments of $7.5 million related to prior acquisitions. Moreover, from September 30, 2008 to June 30, 2009, we have reduced our debt outstanding by $51.4 million,” added Mr. Boshart.

Nurse and Allied Staffing

For the second quarter of 2009, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $78.6 million, reflecting a 41% decrease from the prior year quarter and a 25% decrease sequentially from the first quarter of 2009. Contribution income (defined as income from operations before depreciation and amortization, impairment charges and corporate expenses not specifically identified to a reporting segment) decreased 48% in the second quarter of 2009 to $7.2 million from $13.9 million in the same quarter a year ago, and decreased 28% sequentially from the first quarter of 2009, reflecting a sharp decline in demand for temporary nurse and allied staffing services primarily due to the current economic environment and its impact on the national labor market.

Segment staffing volume decreased 40% from the prior year quarter and 25% sequentially from the first quarter of 2009, primarily reflecting declines in travel staffing volume, although per diem staffing volume increased 5% from the prior year quarter. The average revenue per FTE per week for the second quarter of 2009 declined 2% from the prior year quarter due to a higher mix of per diem staffing coupled with a change in the mix within per diem to lower-skilled professionals. However, the average hourly bill rate in the travel nurse staffing business increased by 0.6% year-over-year.

For the first six months of 2009, segment revenue decreased 33% on a year-over-year basis to $183.6 million from $273.3 million in the same period a year ago, while contribution income decreased 36% to $17.2 million from $26.8 million in the prior year period.

(more)

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Physician Staffing

For the second quarter of 2009, the physician staffing business segment generated revenue of $40.7 million and contribution income of $4.1 million. Sequentially, revenue and contribution income increased 7% and 27%, respectively, from the first quarter of 2009. Physician staffing days filled for the second quarter of 2009 were 25,072 days, a pro forma decrease of 8% from the prior year quarter. Revenue per day filled for the second quarter of 2009 was $1,650, a pro forma 5% increase from the prior year quarter.

The Company believes the demand for temporary physician staffing services has weakened year-over-year as physicians on staff at hospitals and practice groups appear to be delaying plans for retirement due, in part, to the current economic environment and its impact on their net worth. Also contributing is a reduction in elective surgeries, which has reduced staffing needs in the surgical and anesthesia specialties, in particular.

For the first six months of 2009, segment revenue was $79.0 million and contribution income was $7.4 million. No prior period comparisons are available as the Company acquired its physician staffing business in the third quarter of 2008.

Clinical Trials Services

For the second quarter of 2009, the clinical trials services segment generated revenue of $19.4 million, a decrease of 22% from $24.9 million in the prior year quarter and a decrease of 8% sequentially from the first quarter of 2009. Contribution income decreased 49% in the second quarter of 2009 to $2.3 million from $4.4 million in the prior year, but improved 4% sequentially from the first quarter of 2009. The environment for clinical trials services has been weak during the past three quarters stemming from a slow-down in clinical trials caused largely by financial market conditions, along with uncertainty concerning research and development activities following recent pharmaceutical and biotechnology company mergers and acquisitions. However, the Company has recently seen an improvement in access to capital markets for biotechnology companies, in particular, which it views as positive signs for its business.

For the first six months of 2009, segment revenue decreased 19% on a year-over-year basis to $40.4 million from $49.8 million in the same period a year ago, while contribution income decreased 46% to $4.5 million from $8.2 million in the prior year period.

Other Human Capital Management Services

For the second quarter of 2009, the other human capital management services business segment (education and training and retained search) generated revenue of $10.3 million, a 23% decrease from revenue of $13.4 million in the same quarter in the prior year, reflecting a lower number of retained searches and lower average seminar attendance. Segment contribution income decreased 84% to $0.3 million in the second quarter of 2009 from $2.1 million in the prior year quarter primarily as a result of weakness in the retained physician search business. The retained physician search business is the Company’s business with the relatively highest fixed cost structure. When revenue decreases it suffers a disproportionate decline in contribution margin and, conversely, it should produce a disproportionately strong margin improvement when revenue increases.

For the first six months of 2009, segment revenue decreased 21% on a year-over-year basis to $21.5 million from $27.1 million in the same period a year ago, while contribution income decreased 72% to $1.3 million from $4.5 million in the prior year period.

Debt Repayments

During the second quarter of 2009, the Company reduced borrowings on its debt outstanding by $24.4 million from the end of the prior quarter. At June 30, 2009, the Company had $93.0 million of total debt on its balance sheet and a debt, net of unrestricted cash, to total capitalization ratio of 24.3%. At the end of the second quarter of 2009, the Company’s debt leverage ratio (as defined in its credit agreement) was 1.85 to 1, which is well under the current 2.75 to 1 ratio required under the terms of the Company’s credit agreement. At the end of the third quarter of 2009, the debt leverage ratio required under the credit agreement becomes 2.5 to 1 and then remains at that level for the duration of the credit agreement, which expires in September 2013. The Company expects its debt leverage ratio at the end of the third quarter to be similar to its debt leverage ratio at the end of the second quarter. Subsequent to the end of the second quarter, the Company made a $5.0 million optional pre-payment on its term debt as a result of its continued strong cash flow, and anticipates making additional pre-payments during the third quarter.

(more)

Guidance For Third Quarter 2009

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any significant legal proceedings or repurchases of the Company's common stock.

Cross Country Healthcare expects revenue in the third quarter of 2009 to be in the $130 million to $133 million range and earnings per diluted share to be in the range of $0.00 to $0.02.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Thursday, August 6th at 10:00 a.m. Eastern Time to discuss its second quarter 2009 financial results. This call will be webcast live and may be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 877-917-1549 from anywhere in the U.S. or by dialing 312-470-7109 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through August 20th. A replay of the conference call will be available by telephone from approximately noon on August 6th until August 20th by calling 800-839-2353 from anywhere in the U.S. or 203-369-3702 from non-U.S. locations – Passcode: 2009.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services. The Company offers a comprehensive suite of staffing and outsourcing services to the healthcare market, which together include being a leading national provider of nurse and allied staffing services and multi-specialty physician staffing services; a provider of clinical trials services to global pharmaceutical and biotechnology customers; and a provider of other human capital management services focused on healthcare. The Company has more than 5,000 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and our other Securities and Exchange Commission filings made during 2009.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

#   #   #

For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,

	2009	2008	% Change	2009	2008	% Change
Revenue from services	$149,046	$170,951	(13%)	$324,463	$350,202	(7%)
Operating expenses:
Direct operating expenses	108,251	125,311	(14%)	238,609	259,385	(8%)
Selling, general and administrative expenses	32,803	32,123	2%	67,467	64,288	5%
Bad debt expense	171	––	ND	76	484	(84%)
Depreciation	2,306	1,777	30%	4,611	3,563	29%
Amortization	1,018	643	58%	2,041	1,316	55%
Total operating expenses	144,549	159,854	(10%)	312,804	329,036	(5%)
Income from operations	4,497	11,097	(59%)	11,659	21,166	(45%)
Other expenses:
Foreign exchange loss (gain)	86	(34)	NM	13	(40)	NM
Interest expense, net	1,513	533	184%	3,214	1,172	174%
Income before income taxes	2,898	10,598	(73%)	8,432	20,034	(58%)
Income tax expense	606	4,227	(86%)	3,104	7,813	(60%)
Net income	$2,292	$6,371	(64%)	$5,328	$12,221	(56%)

Net income per common share:
Basic	$0.07	$0.21		$0.17	$0.40
Diluted	$0.07	$0.21		$0.17	$0.39

Weighted average common shares outstanding:
Basic	30,791	30,667		30,783	30,908
Diluted	30,953	30,853		30,943	31,093

ND - Not determinable
NM - Not meaningful

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	June 30, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$11,537	$10,173
Restricted cash	5,000	5,000
Accounts receivable, net	82,591	117,794
Deferred tax assets	11,810	11,287
Income taxes receivable	788	977
Other current assets	12,676	16,149
Total current assets	124,402	161,380
Property and equipment, net	22,987	25,985
Trademarks, net	64,608	64,443
Goodwill, net	130,916	122,598
Other identifiable intangible assets, net	30,630	32,459
Debt issuance costs, net	2,148	2,676
Other long-term assets	16,862	16,309
Total assets	$392,553	$425,850

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	9,720	12,440
Accrued employee compensation and benefits	21,132	21,334
Current portion of long-term debt	7,136	15,826
Other current liabilities	6,985	6,682
Total current liabilities	44,973	56,282

Long-term debt	85,902	117,255
Interest rate swaps	1,954	2,382
Other long-term liabilities	17,734	15,908
Total liabilities	150,563	191,827

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	238,166	237,372
Other comprehensive income	(2,989)	(4,834)
Other stockholders' equity	6,810	1,482
Total stockholders' equity	241,990	234,023
Total liabilities and stockholders' equity	$392,553	$425,850

Cross Country Healthcare, Inc.

Segment Data (a)

(Unaudited, amounts in thousands)

	Three Months Ended June 30,					Six Months Ended June 30,

	2009	% of Total	2008	% of Total	% Change	2009	% of Total	2008	% of Total	% Change
Revenues:
Nurse and allied staffing	$78,582	53%	$132,665	78%	(41%)	$183,611	57%	$273,331	78%	(33%)
Physician staffing	40,747	27%	––	0%	ND	79,005	24%	––	0%	ND
Clinical trials services	19,403	13%	24,898	14%	(22%)	40,390	12%	49,767	14%	(19%)
Other human capital management services	10,314	7%	13,388	8%	(23%)	21,457	7%	27,104	8%	(21%)
	$149,046	100%	$170,951	100%	(13%)	$324,463	100%	$350,202	100%	(7%)

Contribution income (b)
Nurse and allied staffing	$7,202		$13,939		(48%)	$17,230		$26,800		(36%)
Physician staffing	4,131		––		ND	7,373		––		ND
Clinical trials services	2,272		4,412		(49%)	4,459		8,182		(46%)
Other human capital management services	329		2,108		(84%)	1,258		4,503		(72%)
	13,934		20,459		(32%)	30,320		39,485		(23%)

Unallocated corporate overhead	6,113		6,942		(12%)	12,009		13,440		(11%)
Depreciation	2,306		1,777		30%	4,611		3,563		29%
Amortization	1,018		643		58%	2,041		1,316		55%
Income from operations	$4,497		$11,097		(59%)	$11,659		$21,166		(45%)

ND - Not determinable

Cross Country Healthcare, Inc.

Other Financial Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008
Net cash provided by operating activities (in thousands)	$24,835	$15,837	$50,410	$27,172

Nurse and allied staffing statistical data:
FTEs (c)	2,747	4,541	3,197	4,681
Weeks worked (d)	35,711	59,033	83,122	121,706
Average nurse and allied staffing revenue per FTE per week (e)	$2,200	$2,247	$2,209	$2,246

(a)

Segment data provided is in accordance with FASB Statement 131.

(b)

Defined as income from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of weeks worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.